     For Immediate Release
     August 9, 2017

Aleris Reports Second Quarter 2017 Results
CLEVELAND, Ohio – August 9, 2017 – Aleris Corporation today reported results for the three and six months ended June 30, 2017.

Second Quarter Summary

▪	Net loss of $2 million compared to net loss of $13 million in the second quarter of 2016

▪	Adjusted EBITDA of $66 million; up from $65 million in the second quarter of 2016

▪	Solid rebound in North America through better demand, margins and operating performance

▪	Europe plate and sheet mix improvement partially offset aerospace and automotive headwinds

▪	Europe unfavorably impacted by weaker U.S. dollar

▪	North America autobody sheet project continues to progress on schedule

▪	Liquidity of approximately $300 million as of June 30, 2017

Third Quarter Outlook

▪	Segment income and Adjusted EBITDA expected to be modestly lower than the third quarter of 2016

▪	Third quarter results will be impacted by major Lewisport outage tied to hot mill upgrades

▪	After outage, Lewisport expected to be positioned for autobody sheet production in 2017

▪	Recent choppy housing starts leading to customer inventory rebalancing early in the quarter

▪	Improved metal spreads expected to continue to benefit North America

▪	Aerospace softness due to continued supply chain destocking and automotive model launch delays will impact Europe volumes

▪	Weakening U.S. dollar will negatively impact Europe results

▪	Solid regional demand continues in Europe with continued focus on our product mix

“We delivered solid results in the second quarter and first half,” Sean Stack, Aleris Chairman and CEO said. “I am very pleased with our global team’s focus and execution during the quarter, delivering much stronger operating performance while also making substantial progress on our Lewisport automotive expansion. As we expect to conclude the project later this year and begin shipping product, we will have strategically repositioned our business, enabling Aleris to focus on higher growth and a much higher value added mix.”

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	220	221	418	426
Revenue	$776	$705	$1,450	$1,367
Commercial margin (1)	$326	$314	$620	$607
Segment income	$71	$70	$134	$128
Net loss	$(2)	$(13)	$(38)	$(19)
Adjusted EBITDA (1)	$66	$65	$118	$109
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Second Quarter 2017 Results
Net loss was $2 million in the second quarter of 2017 compared to $13 million in the second quarter of 2016. Adjusted EBITDA increased to $66 million for the second quarter of 2017 from $65 million for the second quarter of 2016. Second quarter net loss and Adjusted EBITDA were impacted by the following:

▪	improved operating performance and a favorable mix of product sold more than offset lower volumes, increasing Adjusted EBITDA approximately $3 million;

▪	favorable metal spreads resulting from increased aluminum prices and improved scrap availability increased Adjusted EBITDA approximately $8 million;

▪	improved rolling margins increased Adjusted EBITDA approximately $2 million;

▪
wage inflation along with higher commodity costs, particularly natural gas, and increased repair and maintenance spending, more than offset by productivity improvements, decreasing Adjusted EBITDA approximately $9 million. Productivity benefits were limited by lower volumes and increased investments in research and development; and

▪	a weakening U.S. dollar decreased Adjusted EBITDA approximately $3 million.
In addition to the factors that impacted Adjusted EBITDA, net loss was also affected by the following:

▪
a $19 million favorable change in unrealized derivative gains ($25 million of unrealized gains in the second quarter of 2017 compared to $6 million of unrealized gains in the second quarter of 2016); and

▪	a $13 million decrease in debt extinguishment costs.
These favorable changes to net loss were partially offset by the following:

▪	a $10 million increase in interest expense resulting primarily from the 9½% Senior Secured Notes due 2021 issued in 2016 and 2017;

▪	a $5 million increase in start-up costs resulting primarily from our North America autobody sheet (“ABS”) project;

▪	a $3 million unfavorable change in the provision for income taxes; and

▪
a $2 million unfavorable variation in metal price lag ($5 million unfavorable in the second quarter of 2017 compared to $3 million unfavorable in the second quarter of 2016). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.

In the second quarter of 2017, capital expenditures were $55 million, as compared to $100 million in the second quarter of 2016. The majority of the capital expenditures were for the North America ABS project at our Lewisport, Kentucky facility and related spending to upgrade critical equipment and capabilities at the facility. That project continues to progress on schedule with ABS shipments anticipated to commence in 2017.
As of June 30, 2017, Aleris had liquidity of approximately $300 million, which consisted of approximately $245 million of availability under our 2015 ABL Facility, $52 million of cash on hand and $2 million of cash restricted for the payment of the China loan facility.
Capital expenditures during the third quarter of 2017 are expected to be lower than the third quarter of 2016. We expect capital spending of approximately $240 million to $250 million in 2017, which includes amounts spent through the first half of the year of $118 million.
North America
North America segment income increased to $31 million in the second quarter of 2017 from $28 million in the second quarter of 2016. Segment Adjusted EBITDA increased to $36 million in the second quarter of 2017 from $28 million in the second quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
higher volumes, an improved mix of products sold and favorable cost absorption resulting from strong operating performance increased segment Adjusted EBITDA approximately $3 million. Building and construction volumes increased 4 percent. Distribution volumes decreased 2 percent as our Lewisport hot mill capacity was allocated to a strategic build of inventory ahead of an extended outage that began late in the second quarter. The mix of products sold was favorably impacted by a higher percentage of painted product sold;

▪	favorable scrap spreads resulting from rising aluminum prices and improved scrap availability increased segment Adjusted EBITDA approximately $6 million;

▪	improved rolling margins increased segment Adjusted EBITDA approximately $3 million; and

▪	wage inflation along with higher natural gas costs and repair and maintenance costs more than offset favorable productivity and decreased segment Adjusted EBITDA approximately $4 million.
In addition to the factors above, segment income was impacted by a $5 million unfavorable variance in metal price lag.
Europe
Europe segment income was $35 million in the second quarter of 2017 compared to $40 million in the second quarter of 2016. Segment Adjusted EBITDA was $35 million in the second quarter of 2017 compared to $43 million in the second quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a 5 percent increase in heat exchanger volumes and an improved mix of regional plate and sheet products sold partially offset a 6 percent decrease in volumes, decreasing segment Adjusted EBITDA approximately $1 million. Continued supply chain destocking resulted in a 10 percent decrease in aerospace volumes, a shift in program timing led to a 2 percent decrease in automotive volumes, and uncertainty caused by higher LME prices decreased regional plate and sheet volumes 10 percent;

▪
improvements in casting operations limited the need for externally purchased slab, while other productivity gains were negatively impacted by lower volumes and increased investments in research and development. Productivity and inflation in labor costs decreased segment Adjusted EBITDA approximately $2 million; and

▪	a weakening U.S. dollar had an unfavorable impact on the translation of U.S. dollar denominated working capital balances resulting in a $3 million decrease in segment Adjusted EBITDA.
In addition to the factors above, segment income was impacted by a $2 million favorable variance in metal price lag.
Asia Pacific
Our Asia Pacific segment reported segment income and segment Adjusted EBITDA of $4 million in the second quarter of 2017 compared to segment income and segment Adjusted EBITDA of $3 million in the second quarter of 2016. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	an increase in volumes increased segment Adjusted EBITDA approximately $1 million;

▪	lower rolling margins decreased segment Adjusted EBITDA approximately $1 million; and

▪	productivity gains from continued strong operational performance improved segment Adjusted EBITDA approximately $1 million.
Potential Acquisition of Aleris Corporation
On August 29, 2016, Aleris Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zhongwang USA LLC (“Zhongwang USA”), Zhongwang Aluminum Corporation, a direct, wholly owned subsidiary of Zhongwang USA (“Merger Sub”), and the stockholders representative party thereto, pursuant to which Merger Sub will be merged with and into Aleris Corporation, on the terms and subject to the conditions set forth in the Merger Agreement, with Aleris Corporation as the surviving entity (the “Merger”). Upon consummation of the Merger, Aleris Corporation is expected to be a direct, wholly owned subsidiary of Zhongwang USA, which is expected to be indirectly beneficially owned by entities affiliated with Mr. Liu Zhongtian and other investors and financial institutions. Zhongwang USA has agreed to pay approximately $1.1 billion in cash, subject to adjustment, for the equity of Aleris Corporation and will assume certain of the Company’s outstanding indebtedness.
The Merger is subject to customary regulatory approvals, including the receipt of approval from the Committee on Foreign Investment in the United States (“CFIUS”), and other customary closing conditions. The Merger is not subject to a financing condition. As previously disclosed, following the initial filing of the CFIUS voluntary notice by Aleris Corporation and Zhongwang USA, CFIUS identified national security concerns with the Merger and invited Aleris Corporation and Zhongwang USA to withdraw and refile their notice in order to obtain additional time to provide additional information, including possible measures to mitigate these concerns. In February 2017, Aleris Corporation and Zhongwang USA withdrew their notice and refiled in the second quarter of 2017. CFIUS continues to raise national security concerns with the Merger and, as a result, Aleris Corporation and Zhongwang USA have withdrawn their most recent notice seeking approval of the transaction from CFIUS and continue discussions concerning the transaction. However, there can be no assurance that the Merger will be consummated. The Merger Agreement may be terminated by Aleris Corporation or Zhongwang USA on or before August 31, 2017, the date the transaction will automatically expire by its terms.

Year-to-Date Results
Key financial highlights for the six months ended June 30, 2017 include:

▪
Revenues of approximately $1,450.4 million compared to approximately $1,367.4 million for the prior year period. The increase of 6 percent was primarily attributable to higher average price of aluminum included in our invoiced prices and improved rolling margins. These increases were partially offset by lower volumes and the impact of a stronger average U.S. dollar on the translation of euro-denominated sales.

▪
Net loss of $38 million in the current year compared to a net loss of $19 million in 2016. The change resulted from increased interest expense and increased start-up costs. These were partially offset by the factors that drove the increase in Adjusted EBITDA discussed below and debt extinguishment costs incurred in 2016 that did not recur.

▪
Adjusted EBITDA increased to $118 million in the current year from $109 million in 2016 as a result of improved operating performance, favorable year-over-year scrap spreads and improved rolling margins and mix of products sold. These increases were partially offset by higher labor, natural gas and repair and maintenance costs.

▪
Cash used by operating activities totaled $75 million in the current year compared to cash provided by operating activities of $45 million in 2016. The current year cash used by operating activities relates to $18 million of cash from earnings offset by cash used to fund a $93.3 million increase in net operating assets. The increase in operating assets was primarily due to an increase in North America inventory due to the strategic build of inventory in preparation for the production outage at our Lewisport facility that began late in the second quarter of 2017, additional quantities to be used for commissioning and quantification and higher aluminum prices.

▪
Capital expenditures decreased to $118 million in the current year compared to $222 million in 2016. The majority of the capital expenditures were for the North America ABS project and related spending to upgrade critical equipment and capabilities at our Lewisport facility.

Third Quarter Outlook
As discussed above, we estimate that segment income and Adjusted EBITDA for the third quarter of 2017 will be modestly lower than the third quarter of 2016 and lower than the second quarter of 2017. In addition, pre-tax income will be impacted by higher start-up costs and depreciation expense associated with the North America ABS project and higher interest expense associated with the additional $250 million of 9 ½% Senior Secured Notes issued in February 2017.
Our estimate for the third quarter includes the impact of our major planned outage in Lewisport focused on widening the hot mill and finalizing our automotive readiness project. Without the outage we would have expected to be substantially ahead of 2016 through solid end-use demand, improved operational performance and productivity, despite continued sluggish aerospace and automotive demand and short term building and construction destocking.

Conference Call and Webcast Information
Aleris will hold a conference call and webcast on August 9, 2017 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, the pending acquisition of Aleris Corporation by Zhongwang USA LLC (the “Merger”), future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund capital expenditures. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to fulfill our substantial capital investment requirements; (12) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (13) variability in general economic conditions on a global or regional basis; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (17) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (18) our ability to access credit or capital markets; (19) the possibility that we may incur additional indebtedness in the future; (20) limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the Senior Notes; (21) risks related to the Merger, including the possibility that the Merger may not be consummated or that, if the Merger does close, our stockholders may not realize the anticipated benefits from the Merger; and (22) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the Senior Notes and parties to our 2015 ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the 2015 ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization, and income from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, the impact of recording inventory and other items at fair value through purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the 2015 ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.
About Aleris

Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues	$776.2	$704.9	$1,450.4	$1,367.4
Cost of sales	690.5	626.4	1,279.7	1,215.4
Gross profit	85.7	78.5	170.7	152.0
Selling, general and administrative expenses	51.0	50.2	104.1	100.5
Restructuring charges	0.8	0.6	1.2	1.4
(Gains) losses on derivative financial instruments	(12.5)	3.6	15.7	2.6
Other operating expense, net	1.0	1.1	2.0	1.6
Operating income	45.4	23.0	47.7	45.9
Interest expense, net	31.3	21.1	58.4	39.2
Other expense, net	3.8	5.5	3.4	7.9
Income (loss) before income taxes	10.3	(3.6)	(14.1)	(1.2)
Provision for income taxes	12.8	9.4	23.5	18.2
Net loss	$(2.5)	$(13.0)	$(37.6)	$(19.4)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Segment income:
North America	$31.1	$27.6	$55.3	$51.7
Europe	35.3	40.2	73.3	73.2
Asia Pacific	4.3	2.5	5.7	3.4
Total segment income	70.7	70.3	134.3	128.3

Depreciation and amortization	(25.8)	(26.4)	(51.5)	(52.7)
Other corporate general and administrative expenses	(10.9)	(11.6)	(23.3)	(24.8)
Restructuring charges	(0.8)	(0.6)	(1.2)	(1.4)
Interest expense, net	(31.3)	(21.1)	(58.4)	(39.2)
Unallocated gains on derivative financial instruments	25.1	5.6	17.4	14.9
Unallocated currency exchange losses	(1.4)	(0.6)	(1.5)	(0.7)
Start-up costs	(15.4)	(10.0)	(29.9)	(16.4)
Loss on extinguishment of debt	—	(12.6)	—	(12.6)
Other expense, net	0.1	3.4	—	3.4
Income (loss) before income taxes	$10.3	$(3.6)	$(14.1)	$(1.2)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Metric tons of finished product shipped:
North America	131.8	129.5	246.6	249.3
Europe	82.6	87.4	162.2	169.3
Asia Pacific	6.9	5.4	12.4	10.3
Intra-entity shipments	(1.5)	(1.2)	(2.8)	(2.6)
Total metric tons of finished product shipped	219.8	221.1	418.4	426.3

Revenues:
North America	$417.4	$361.5	$769.0	$695.7
Europe	335.8	323.4	644.8	636.0
Asia Pacific	30.9	25.2	55.1	46.5
Intra-entity revenues	(7.9)	(5.2)	(18.5)	(10.8)
Consolidated revenues	$776.2	$704.9	$1,450.4	$1,367.4

Commercial margin(1):
North America	$164.4	$150.7	$307.7	$289.3
Europe	146.3	149.9	286.5	294.7
Asia Pacific	14.8	12.9	25.3	22.9
Total commercial margin(2)	$325.5	$313.5	$619.5	$606.9

Commercial margin per metric ton shipped:
North America	$1,247.6	$1,164.1	$1,247.7	$1,160.5
Europe	1,772.4	1,716.2	1,766.2	1,740.5
Asia Pacific	2,152.5	2,376.2	2,043.3	2,229.7

Segment Adjusted EBITDA(1):
North America	$36.4	$28.3	$59.7	$49.0
Europe	35.4	42.6	72.7	75.2
Asia Pacific	3.6	2.5	4.5	3.4
Corporate	(9.1)	(8.9)	(18.8)	(18.6)
Total Adjusted EBITDA	$66.3	$64.5	$118.1	$109.0

Segment Adjusted EBITDA per metric ton shipped:
North America	$276.4	$218.6	$242.1	$196.6
Europe	428.7	487.1	447.9	444.0
Asia Pacific	525.3	468.6	367.6	332.4
Aleris Corporation	301.6	291.9	282.3	255.8

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	June 30, 2017	December 31, 2016
Current Assets
Cash and cash equivalents	$52.3	$55.6
Accounts receivable (net of allowances of $7.2 and $7.6 at June 30, 2017 and December 31, 2016, respectively)	299.7	218.7
Inventories	621.8	538.9
Prepaid expenses and other current assets	45.1	33.4
Total Current Assets	1,018.9	846.6
Property, plant and equipment, net	1,433.2	1,346.0
Intangible assets, net	35.7	36.8
Deferred income taxes	91.9	88.3
Other long-term assets	68.4	72.2
Total Assets	$2,648.1	$2,389.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$281.5	$246.6
Accrued liabilities	191.4	201.4
Current portion of long-term debt	18.7	27.7
Total Current Liabilities	491.6	475.7
Long-term debt	1,648.3	1,438.5
Deferred income taxes	17.5	2.8
Accrued pension benefits	168.0	158.4
Accrued postretirement benefits	33.4	34.2
Other long-term liabilities	65.5	63.7
Total Long-Term Liabilities	1,932.7	1,697.6
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized and 31,991,478 and 31,904,250 shares issued at June 30, 2017 and December 31, 2016, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	428.0	428.0
Retained (deficit) earnings	(30.5)	11.8
Accumulated other comprehensive loss	(174.0)	(223.5)
Total Equity	223.8	216.6
Total Liabilities and Equity	$2,648.1	$2,389.9

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating activities
Net loss	$(2.5)	$(13.0)	$(37.6)	$(19.4)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	25.8	26.4	51.5	52.7
Provision for deferred income taxes	8.4	4.7	14.4	8.0
Stock-based compensation expense	0.4	1.7	1.1	3.4
Unrealized gains on derivative financial instruments	(25.1)	(5.6)	(17.2)	(14.8)
Amortization of debt issuance costs	0.7	1.3	1.4	2.9
Loss on extinguishment of debt	—	12.6	—	12.6
Other	3.8	2.5	4.7	2.6
Changes in operating assets and liabilities:
Change in accounts receivable	(17.4)	2.6	(67.8)	(53.3)
Change in inventories	8.7	(1.2)	(58.3)	3.8
Change in other assets	6.5	(0.9)	6.0	3.4
Change in accounts payable	(19.5)	—	24.3	46.1
Change in accrued liabilities	(26.3)	2.2	2.4	(3.5)
Net cash (used) provided by operating activities	(36.5)	33.3	(75.1)	44.5
Investing activities
Payments for property, plant and equipment	(55.4)	(100.0)	(118.0)	(222.1)
Other	(0.7)	(1.0)	(1.1)	(1.0)
Net cash used by investing activities	(56.1)	(101.0)	(119.1)	(223.1)
Financing activities
Proceeds from revolving credit facilities	141.4	25.0	300.9	135.0
Payments on revolving credit facilities	(71.9)	(35.6)	(366.5)	(35.8)
Proceeds from senior secured notes, inclusive of premiums and discounts	—	540.4	263.8	540.4
Payments on the senior notes, including premiums	—	(443.8)	—	(443.8)
Net payments on other long-term debt	(1.8)	(0.6)	(4.1)	(0.9)
Debt issuance costs	—	(3.0)	(1.8)	(3.4)
Other	(0.1)	(0.1)	(1.2)	(0.5)
Net cash provided by financing activities	67.6	82.3	191.1	191.0
Effect of exchange rate differences on cash, cash equivalents and restricted cash	1.6	(1.6)	2.2	0.3
Net (decrease) increase in cash, cash equivalents and restricted cash	(23.4)	13.0	(0.9)	12.7
Cash, cash equivalents and restricted cash at beginning of period	78.1	61.9	55.6	62.2
Cash, cash equivalents and restricted cash at end of period	$54.7	$74.9	$54.7	$74.9

Cash and cash equivalents	$52.3	$74.9	$52.3	$74.9
Restricted cash (included in “Other current assets”)	2.4	—	2.4	—
Cash, cash equivalents and restricted cash	$54.7	$74.9	$54.7	$74.9

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows (Used) Provided by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Adjusted EBITDA	$66.3	$64.5	$118.1	$109.0
Unrealized gains on derivative financial instruments	25.1	5.6	17.2	14.8
Restructuring charges	(0.8)	(0.6)	(1.2)	(1.4)
Unallocated currency exchange losses on debt	(1.3)	(0.6)	(1.3)	(0.5)
Stock-based compensation expense	(0.4)	(1.7)	(1.1)	(3.4)
Start-up costs	(15.4)	(10.0)	(29.9)	(16.4)
(Unfavorable) favorable metal price lag	(4.7)	(3.1)	(2.6)	0.7
Loss on extinguishment of debt	—	(12.6)	—	(12.6)
Other	(1.4)	2.4	(3.4)	0.5
EBITDA	67.4	43.9	95.8	90.7
Interest expense, net	(31.3)	(21.1)	(58.4)	(39.2)
Provision for income taxes	(12.8)	(9.4)	(23.5)	(18.2)
Depreciation and amortization	(25.8)	(26.4)	(51.5)	(52.7)
Net loss	(2.5)	(13.0)	(37.6)	(19.4)
Depreciation and amortization	25.8	26.4	51.5	52.7
Provision for deferred income taxes	8.4	4.7	14.4	8.0
Stock-based compensation expense	0.4	1.7	1.1	3.4
Unrealized gains on derivative financial instruments	(25.1)	(5.6)	(17.2)	(14.8)
Amortization of debt issuance costs	0.7	1.3	1.4	2.9
Loss on extinguishment of debt	—	12.6	—	12.6
Other	3.8	2.5	4.7	2.6
Change in operating assets and liabilities:
Change in accounts receivable	(17.4)	2.6	(67.8)	(53.3)
Change in inventories	8.7	(1.2)	(58.3)	3.8
Change in other assets	6.5	(0.9)	6.0	3.4
Change in accounts payable	(19.5)	—	24.3	46.1
Change in accrued liabilities	(26.3)	2.2	2.4	(3.5)
Net cash (used) provided by operating activities	$(36.5)	$33.3	$(75.1)	$44.5

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
North America
Segment income	$31.1	$27.6	$55.3	$51.7
Unfavorable (favorable) metal price lag	5.3	0.7	4.4	(2.7)
Segment Adjusted EBITDA (1)	$36.4	$28.3	$59.7	$49.0

Europe
Segment income	$35.3	$40.2	$73.3	$73.2
Unfavorable (favorable) metal price lag	0.1	2.4	(0.6)	2.0
Segment Adjusted EBITDA (1)	$35.4	$42.6	$72.7	$75.2

Asia Pacific
Segment income	$4.3	$2.5	$5.7	$3.4
Favorable metal price lag	(0.7)	—	(1.2)	—
Segment Adjusted EBITDA (1)	$3.6	$2.5	$4.5	$3.4

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
North America
Revenues	$417.4	$361.5	$769.0	$695.7
Hedged cost of metal	(258.3)	(211.5)	(465.7)	(403.7)
Unfavorable (favorable) metal price lag	5.3	0.7	4.4	(2.7)
Commercial margin	$164.4	$150.7	$307.7	$289.3

Europe
Revenues	$335.8	$323.4	$644.8	$636.0
Hedged cost of metal	(189.6)	(175.9)	(357.7)	(343.3)
Unfavorable (favorable) metal price lag	0.1	2.4	(0.6)	2.0
Commercial margin	$146.3	$149.9	$286.5	$294.7

Asia Pacific
Revenues	$30.9	$25.2	$55.1	$46.5
Hedged cost of metal	(15.4)	(12.3)	(28.6)	(23.6)
Favorable metal price lag	(0.7)	—	(1.2)	—
Commercial margin	$14.8	$12.9	$25.3	$22.9

Aleris Corporation
Revenues	$776.2	$704.9	$1,450.4	$1,367.4
Hedged cost of metal	(455.4)	(394.5)	(833.5)	(759.8)
Unfavorable (favorable) metal price lag	4.7	3.1	2.6	(0.7)
Commercial margin	$325.5	$313.5	$619.5	$606.9